Exhibit 99.1

FOR IMMEDIATE RELEASE
March 14, 2007

NEW YORK MORTGAGE TRUST DECLARES
FIRST QUARTER 2007 COMMON STOCK DIVIDEND
AND ANNOUNCES DATE OF ANNUAL MEETING OF STOCKHOLDERS

New York, New York - March 14, 2007 - New York Mortgage Trust, Inc. (NYSE: NTR), announced today that its Board of Directors declared a cash dividend of $0.05 per share on shares of its common stock for the quarter ending March 31, 2007. The dividend is payable on April 26, 2007, to stockholders of record as of April 9, 2007.

New York Mortgage Trust, Inc. also announced today that its Board of Directors has set Thursday, June 14, 2007 as the date of the annual meeting of stockholders and April 18, 2007 as the record date for determining the stockholders entitled to notice and vote at the annual meeting of stockholders. The Company will provide further details on the location of the meeting in its 2007 proxy statement.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a real estate investment trust (REIT), is currently engaged in the origination of and investment in residential mortgage loans throughout the United States. The Company, through its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (“NYMC”), originates a broad spectrum of residential loan products with a focus on high credit quality, or prime, loans. In addition to prime loans, NYMC also originates jumbo loans, alternative-A loans, sub-prime loans and home equity or second mortgage loans through its retail origination branch network. The Company's REIT portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans. As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT taxable income to its stockholders.

For more information about New York Mortgage Trust please visit http://www.nymtrust.com.

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-634-2411	Julie Tu (Analysts) 212-827-3776
Email: smumma@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.